For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Director Plans Sale of Stock

Personal Situation Requires Asset Liquidation

RICHMOND, VA (June 26, 2006) - Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ Capital Market: CBTE), today announced that Mr. Samuels Sears, Jr., one of its Directors, will be selling up to 32,000 shares of his holdings. Mr. Sears has indicated that the sale is the result of impending divorce proceedings and the need to liquidate certain of his assets. “This sale is the result of an unfortunate personal situation and, in no way, should be viewed as the result of any negative feelings towards the company. I will continue to serve on the Board and, even with this sale, will still retain a significant number of CBI shares,” said Mr. Sears.

About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities.